CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)

0.300% Senior Notes due 2029	€500,000,000	99.701%	€498,505,000	$53,605.24

(1)

Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended, based upon the exchange rate of $1.16/€1.00 as of November 1, 2021, as announced by Bloomberg, L.P. as of 5:00 p.m. New York time.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-249768

Prospectus Supplement
(To Prospectus dated October 30, 2020)

€500,000,000

0.300% Senior Notes due 2029

We are offering €500,000,000 aggregate principal amount of 0.300% Senior Notes due 2029 (the “Notes”). Interest on the Notes will be payable annually in arrears on November 10 of each year, commencing November 10, 2022. Unless earlier redeemed, the Notes will mature on November 10, 2029. We may redeem the Notes in whole or in part at any time or from time to time, at our option, at the redemption prices described under “Description of the Notes—Optional Redemption.” In addition, the Notes may be redeemed, at our option, in whole, but not in part, at any time prior to maturity at a price equal to 100% of the principal amount of such Notes, together with accrued and unpaid interest, if any, in the event of certain developments affecting United States taxation as described under “Description of the Notes—Redemption for Tax Reasons.”

We intend to allocate an amount equal to the net proceeds from this offering to finance or refinance, in part or in full, one or more new or existing Eligible Projects (as defined herein), as described under “Use of Proceeds.”

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Currently there is no public market for the Notes. We intend to apply to list the Notes on the New York Stock Exchange (the “NYSE”). The listing application will be subject to approval by the NYSE. If such listing is obtained, we have no obligation to maintain such listing and we may delist the Notes at any time.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and the risks discussed elsewhere or incorporated by reference in the accompanying prospectus.

	Price to Public(1)	Underwriting Discount	Proceeds, before Expenses, to Us
Per Note	99.701%	0.375%	99.326%
Total	€498,505,000	€1,875,000	€496,630,000

(1)	Plus accrued interest, if any, from November 10, 2021 if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form through Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”) on or about November 10, 2021.

Joint Book-Running Managers

Citigroup Lead Sustainability Structuring Advisor	BBVA Co-Sustainability Structuring Advisor

Co-Managers

ANZ Securities	Barclays	BNP PARIBAS
BNY Mellon Capital Markets, LLC	BofA Securities	Goldman Sachs & Co. LLC
HSBC	ICBC Standard Bank	J.P. Morgan
Morgan Stanley	Santander	US Bancorp
Wells Fargo Securities	CastleOak Securities, L.P.	Siebert Williams Shank

The date of this prospectus supplement is November 3, 2021.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement, the accompanying prospectus and any such free writing prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the securities offered hereby and adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

The Notes are being offered only for sale in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus and the offering of the Notes in other jurisdictions may also be restricted by law. Persons who receive this prospectus supplement, the accompanying prospectus and any free writing prospectus should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Before purchasing any Notes, you should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus we authorize to be delivered to you, together with the additional information described under “Where You Can Find More Information” in this prospectus supplement and under “Where You Can Find More Information” in the accompanying prospectus.

References in this prospectus supplement to “$,” “dollars” or “U.S. dollars” are to the currency of the United States of America and to “€” or “euro” are to the currency introduced at the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Union (the “EU”), as amended from time to time.

Notice to Prospective Investors in the European Economic Area

Important—PRIIPs Regulation / Prohibition of Sales to EEA Retail Investors. The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”) or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

Important—UK PRIIPs Regulation / Prohibition of Sales to United Kingdom Retail Investors. The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Other regulatory restrictions. This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

MiFID II product governance / Professional investors and ECPs only target market.

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MIFIR product governance / Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

STABILIZATION

IN CONNECTION WITH THE ISSUE OF THE NOTES, CITIGROUP GLOBAL MARKETS LIMITED IN ITS ROLE AS STABILIZING MANAGER (THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES DURING THE STABILIZATION PERIOD AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, STABILIZATION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY CEASE AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (the “SEC”) in its rules, regulations and releases that set forth anticipated results based on management’s current plans and assumptions. Such statements may relate, for example, to sales or volume growth, net selling price increases, organic sales growth, profit or profit margin levels, earnings per share levels, financial goals, the impact of foreign exchange volatility, the impact of COVID-19, cost-reduction plans, tax rates, new product introductions, commercial investment levels, acquisitions, divestitures, share repurchases, or legal or tax proceedings, among other matters. These statements are made on the basis of the Company’s views and assumptions as of this time and the Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. Moreover, the Company does not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Actual events or results may differ materially because of factors that affect international businesses and global economic conditions, as well as matters specific to the Company and the markets it serves, including the uncertain economic and political environment in different countries and its effect on consumer spending habits, foreign currency rate fluctuations, exchange controls, tariffs, price or profit controls, labor relations, changes in foreign or domestic laws, or regulations or their interpretation, political and fiscal developments, including changes in trade, tax and immigration policies, increased competition and evolving competitive practices (including from the growth of eCommerce and the entry of new competitors and business models), the ability to operate and respond effectively during a pandemic, epidemic or widespread public health concern, including COVID-19, ability to manage disruptions in our global supply chain and/or key office facilities, ability to manage the availability and cost of raw and packaging materials and logistics costs, the ability to maintain or increase selling prices as needed, changes in the policies of retail trade customers, the emergence of alternative retail channels, the growth of eCommerce and the rapidly changing retail landscape (as consumers increasingly shop online), the ability to develop innovative new products, the ability to continue lowering costs and operate in an agile manner, the ability to maintain the security of our information technology systems from a cyber-security incident or data breach, the ability to address the effects of climate change and achieve our sustainability and social impact goals, the ability to complete acquisitions and divestitures as planned, the ability to successfully integrate acquired businesses, the ability to attract and retain key employees and integrate diversity, equity and inclusion initiatives across our organization, the uncertainty of the outcome of legal proceedings, whether or not the Company believes they have merit, and the ability to address uncertain or unfavorable global economic conditions, disruptions in the credit markets and tax matters. For information about these and other factors that could impact the Company’s business and cause actual results to differ materially from forward-looking statements, refer to the Company’s filings with the SEC (including, but not limited to, the information set forth under the captions “Risk Factors” in this prospectus supplement, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and “Risk Factors” in the Company’s subsequent Quarterly Reports on Form 10-Q) as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

v

SUMMARY

The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents we refer to, or incorporate by reference, herein and therein. When we refer to “Colgate,” “our company,” “we,” “our” and “us” under “The Company” below, we mean Colgate-Palmolive Company and its consolidated subsidiaries unless the context indicates otherwise. When these terms are used elsewhere in this prospectus supplement, we refer only to Colgate-Palmolive Company, the issuer of the Notes, unless the context indicates otherwise.

The Company

Colgate-Palmolive Company is a caring, innovative growth company reimagining a healthier future for all people, their pets and our planet. We seek to deliver sustainable, profitable growth and superior shareholder returns, as well as to provide Colgate people with an innovative and inclusive work environment. We do this by developing and selling products globally that make people’s lives healthier and more enjoyable and by embracing our sustainability and social impact and diversity, equity and inclusion strategies across our organization.

We are tightly focused on two product segments: Oral, Personal and Home Care; and Pet Nutrition. Within these segments, we follow a closely defined business strategy to grow our key product categories and increase our overall market share. Within the categories in which we compete, we prioritize our efforts based on their capacity to maximize the use of the organization’s core competencies and strong global equities and to deliver sustainable, profitable long-term growth.

Operationally, we are organized along geographic lines with management teams having responsibility for the business and financial results in each region. We compete in more than 200 countries and territories worldwide with established businesses in all regions contributing to our sales and profitability. Approximately 70% of our net sales are generated from markets outside the United States, with approximately 45% of our net sales coming from emerging markets (which consist of Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe). This geographic diversity and balance help to reduce our exposure to business and other risks in any one country or part of the world.

The Oral, Personal and Home Care product segment is managed geographically in five reportable operating segments: North America, Latin America, Europe, Asia Pacific and Africa/Eurasia, all of which sell primarily to a variety of traditional and eCommerce retailers, wholesalers and distributors. Through Hill’s Pet Nutrition, we also compete on a worldwide basis in the pet nutrition market, selling products principally through authorized pet supply retailers, veterinarians and eCommerce retailers. We are engaged in manufacturing and sourcing of products and materials on a global scale and have major manufacturing facilities, warehousing facilities and distribution centers in every region around the world.

The Offering

The following includes a brief summary of the principal terms of the Notes. A more detailed description is contained in this prospectus supplement under the section “Description of the Notes.” Please refer also to “Description of Debt Securities” in the accompanying prospectus.

Issuer	Colgate-Palmolive Company
Legal Entity Identifier (LEI)	YMEGZFW4SBUSS5BQXF88
Notes Offered	€500,000,000 aggregate principal amount of 0.300% Senior Notes due 2029.
Maturity	Unless earlier redeemed, the Notes will mature on November 10, 2029.
Interest Rate	0.300% per annum.
Interest Payment Dates	Interest on the Notes will be payable annually in arrears on November 10 of each year, commencing November 10, 2022.
Optional Redemption

Prior to August 10, 2029 (three months prior to the maturity date of the Notes), the Notes may be redeemed at our option, at any time, in whole, or from time to time, in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the Notes being redeemed; and
•

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed assuming that the Notes being redeemed matured on the Par Call Date (as defined in “Description of the Notes—Optional Redemption”) (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined herein), plus 10 basis points.

On or after August 10, 2029 (three months prior to the maturity date of the Notes), the Notes may be redeemed at our option, at any time, in whole, or from time to time, in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

In each case, we will also pay the accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

Currency of Payment

All payments of principal of, and interest on, the Notes, and additional amounts, if any, including any payments made upon any redemption of the Notes, will be made in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. See “Description of the Notes—Issuance in Euro.”
Denomination	The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
Ranking

The Notes will be senior unsecured obligations of Colgate and will rank equally with all of the other unsecured and unsubordinated indebtedness of Colgate from time to time outstanding. See “Description of the Notes.”

Use of Proceeds

We intend to allocate an amount equal to the net proceeds from this offering to finance or refinance, in part or in full, one or more new or existing Eligible Projects pursuant to our Framework (as defined herein), as described under “Use of Proceeds.” Neither the terms of the Notes nor the Indenture requires us to use the proceeds as described under “Use of Proceeds,” and any failure by us to comply with such description will not constitute a breach of or default under the Notes or the Indenture.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth herein, pay as additional amounts to a holder of a Note that is a United States Alien (as defined herein) such amounts as may be necessary so that every net payment on such Note after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge of whatever nature imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. See “Description of the Notes—Payment of Additional Amounts.”

Redemption for Tax Reasons

We may redeem all, but not less than all, of the Notes in the event of certain changes in the tax law of the United States (or any taxing authority thereof or therein) which would obligate us to pay additional amounts as described above. This redemption would be at a redemption price equal to 100% of the principal amount of the Notes being redeemed, together with accrued and unpaid interest on such Notes to, but excluding, the redemption date. See “Description of the Notes—Redemption for Tax Reasons.”

Additional Notes

We may, from time to time, without the consent of or notice to existing holders of Notes, create and issue further debt securities having the same terms and conditions as the Notes in all respects, except for issue date, issue price and, to the extent applicable, the first payment of interest and the initial interest accrual date. Additional debt securities issued in this manner will be consolidated with and will form a single series of debt securities with the previously outstanding Notes. We may issue additional Notes and increase the authorized amount of our Notes at any time without your consent.

Listing

We intend to apply to list the Notes on the NYSE. The listing application will be subject to approval by the NYSE. If such listing is obtained, we have no obligation to maintain such listing and we may delist the Notes at any time.

Trustee	The Bank of New York Mellon
London Paying Agent	The Bank of New York Mellon, London Branch
Book-Entry

The Notes will be issued in book-entry form and will be represented by global Notes deposited with, or on behalf of, a common depositary on behalf of Clearstream and Euroclear and registered in the name of the common depositary or its nominee. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by Clearstream and Euroclear and their participants, and these beneficial interests may not be exchanged for certificated Notes, except in limited circumstances. See “Description of the Notes—Book-Entry Delivery and Settlement.”

Risk Factors

See “Risk Factors” and the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to purchase the Notes.

Governing Law	New York

RISK FACTORS

Your investment in the Notes involves certain risks. In consultation with your own financial, tax, accounting and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors discussed in the accompanying prospectus and in our most recent annual report on Form 10-K, together with our subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to make an investment in the Notes.

Risks Related to the Notes

Our indebtedness could materially and adversely affect our ability to meet our debt service obligations under the Notes.

As of September 30, 2021, we had $7,696 million of unsecured indebtedness outstanding on a consolidated basis. Of such indebtedness, approximately $73 million was attributable to our subsidiaries. In addition, we have a $3,000 million revolving credit facility. At September 30, 2021, we had no outstanding borrowings under the revolving credit facility.

Our level of indebtedness and the limitations imposed on us by our debt agreements could have significant adverse consequences to holders of the Notes. Our cash flow may be insufficient to meet our debt service obligations with respect to the Notes and our other indebtedness, which would enable the lenders and other debtholders to accelerate the maturity of their indebtedness, or be insufficient to fund other important business uses after meeting such obligations. We may be unable to borrow additional funds as needed or on favorable terms. We may be unable to refinance our indebtedness at maturity or earlier acceleration, if applicable, or the refinancing terms may be less favorable than the terms of our original indebtedness or otherwise be generally unfavorable. We may violate restrictive covenants in our debt agreements, which would entitle the lenders and other debtholders to accelerate the maturity of their indebtedness.

If any one of these events were to occur, our business, financial condition, liquidity, results of operations and prospects, as well as our ability to satisfy our obligations with respect to the Notes, could be materially and adversely affected.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to meet our debt service obligations on, and to refinance, our indebtedness, including the Notes, and to fund our operations, working capital, acquisitions, capital expenditures and other important business uses, depends on our ability to generate sufficient cash flow in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, regulatory and other factors, many of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to meet our debt service obligations on our indebtedness, including the Notes, or to fund our other important business uses. As a result, we could be forced to take other actions to meet those obligations, such as raising equity or debt capital or delaying capital expenditures, any of which could have a material adverse effect on us. Furthermore, we cannot assure you that we will be able to effect any of these actions on favorable terms, or at all. Additionally, if we incur additional indebtedness in connection with future acquisitions or for any other purpose, our debt service obligations could increase significantly and our ability to meet those obligations could depend, in large part, on the returns from such acquisitions, as to which no assurance can be given.

We may need to refinance all or a portion of our indebtedness, including the Notes, at or prior to maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things, our financial condition, liquidity, results of operations, and prospects and market conditions at the time and restrictions in the agreements governing our indebtedness. As a result, we may not be able to refinance any of our indebtedness, including the Notes, on favorable terms, or at all.

The Notes will be structurally subordinated to all the obligations of our subsidiaries and our ability to service our debt is dependent on the performance of our subsidiaries.

None of our subsidiaries will guarantee the Notes. Payments on the Notes are only required to be made by Colgate. As a result, no payments are required to be made by, and holders of Notes will not have a claim against the assets of, any of our subsidiaries, except if those assets are transferred, by dividend or otherwise, to us. Accordingly, the Notes will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables and other accrued liabilities, of our subsidiaries. The incurrence of indebtedness or other liabilities by any of our subsidiaries is not prohibited by the Indenture governing the Notes and could adversely affect our ability to pay our obligations on the Notes. As of September 30, 2021, indebtedness of our subsidiaries, excluding intercompany liabilities that would have been structurally senior to the Notes, was approximately $73 million. We anticipate that from time to time our subsidiaries may incur additional debt and other liabilities. Additionally, the Notes are structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables and other accrued liabilities, of our unconsolidated joint ventures.

The Notes will be unsecured and therefore will effectively be subordinated to any secured debt we may incur in the future.

The Notes will not be secured by any of our assets or those of our subsidiaries. As of September 30, 2021, we did not have any secured indebtedness outstanding on a consolidated basis. As a result, the Notes will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the Notes.

A downgrade in our corporate credit ratings could materially adversely affect our financial condition, liquidity and results of operations and the market price of the Notes.

Our corporate credit ratings are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, such credit ratings are not recommendations to buy, sell or hold the Notes or any other securities. If any credit rating agency downgrades our corporate ratings or otherwise indicates that its outlook for that rating is negative, it could have a material adverse effect on the market price of the Notes and our costs and availability of capital, which could in turn have a material adverse effect on our financial condition, liquidity and results of operations and our ability to satisfy our debt service obligations (including payments on the Notes).

Redemption may adversely affect your return on the Notes.

The Notes are redeemable at our option and we may choose to redeem some or all of the Notes from time to time, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. See “Description of the Notes—Optional Redemption.”

An increase in interest rates could result in a decrease in the relative value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the Notes and market interest rates increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.

An investment in the Notes by a purchaser whose home currency is not euro entails significant risks.

An investment in securities which are denominated and payable in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser primarily conducts its business or activities (in each case, the “home currency”) entails significant risks not associated with securities denominated and payable in the home currency. Accordingly, an investment in the Notes by a purchaser whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and the euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between euro and certain currencies have been highly volatile, and each holder should be aware that such volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the Notes. Depreciation of euro against the holder’s home currency would result in a decrease in the effective yield of the Notes below its coupon rate and, in certain circumstances, could result in a loss to the holder.

If, as permitted by the Notes, we make payments in U.S. dollars when we are unable to obtain euro, you will be exposed to significant risks if your home currency is not U.S. dollars.

If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro. See “Description of the Notes—Issuance in Euro.” Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Indenture governing the Notes. If your home currency is not U.S. dollars, any such payment will expose you to the significant risks described under “—An investment in the Notes by a purchaser whose home currency is not euro entails significant risks.”

In a lawsuit for payment on the Notes, a holder of a Note may bear currency exchange risk.

The Indenture is and the Notes will be governed by, and construed in accordance with, the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the Notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Notes would apply the foregoing New York law.

In courts outside of New York, holders of the Notes may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Notes in many other United States federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

The trading markets for the Notes may be limited.

The Notes are a new issue of securities for which no established trading market exists. Although we intend to apply to list the Notes on the NYSE, no assurance can be given that we will be able to list the Notes. Even if the Notes are listed, no assurance can be given that a trading market for the Notes will develop or be maintained. The listing application will be subject to approval by the NYSE. If such listing is obtained, we have no obligation to maintain such listing and we may delist the Notes at any time. If an active trading market does not develop for the Notes, holders of the Notes may not be able to resell such Notes at all or at prices acceptable to them. Although the underwriters for this offering have advised us that they intend to make a market in the Notes after completion of the offering, they are not obligated to do so and may discontinue market making at any time without notice. The liquidity of any trading market for, and future trading prices of, the Notes will depend on many factors, including, among other things, the number of holders of such Notes, our operating results, cash flows, financial performance and prospects, prevailing interest rates, changes in our credit rating or outlook, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Therefore, no assurance can be given as to the liquidity of any trading market for the Notes.

Holders of the Notes are exposed to the consequences of denomination of a minimum specified denomination plus a higher integral multiple.

The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. As is the case with any issue of securities that have a denomination consisting of a minimum specified denomination (a “Specified Denomination”) plus a higher integral multiple of another smaller amount, it is possible that interests in the Notes may be traded in amounts that are not a Specified Denomination. In such a case a holder of a Note who, as a result of trading such amounts, holds a principal amount that is less than the Specified Denomination in its account with the relevant clearing system at the relevant time may not receive a definitive Note in respect of such holding (should definitive Notes be printed) and would need to purchase a principal amount of Notes such that its holding amounts to the Specified Denomination.

The Notes will initially be issued in book-entry form, and therefore investors must rely on the procedures of Euroclear and Clearstream to exercise any rights and remedies.

Except under the limited circumstances described under “Description of the Notes—Book-Entry Delivery and Settlement—Exchange of Global Notes for Certificated Notes,” the Notes will be issued in book-entry form and will be represented by one or more global Notes. So long as Euroclear or Clearstream or their common depositary or nominee is the registered owner of the global Notes, Euroclear, Clearstream or such common depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global Notes for all purposes under the Indenture and the Notes. Payments of principal and interest (together with any additional amounts, if applicable) in respect of the global Notes will be made to Euroclear, Clearstream, such common depositary or such nominee, as the case may be, as registered holder thereof. After payment to the common depositary for Euroclear and Clearstream, we will have no direct responsibility or liability to pay amounts due with respect to any global Notes to any beneficial owners in such global Notes. Accordingly, beneficial owners of the Notes must rely on the procedures of Euroclear and Clearstream and, if beneficial owners are not participants in Euroclear and Clearstream, they must rely on the procedures of the participant through which they own their interest, to receive such payments or to exercise any other rights and obligations of a holder of Notes under the Indenture. We will not be liable for the accuracy of, or responsible for maintaining, supervising or reviewing, the records of Euroclear, Clearstream or any participant relating to beneficial interests in, or payments in respect of, any global Note.

In addition, beneficial owners will be restricted to acting through Euroclear and Clearstream to exercise their rights and remedies under the Indenture. The procedures to be implemented through Euroclear and Clearstream may not be adequate to ensure the timely exercise of such rights. See “Description of the Notes—Book-Entry Delivery and Settlement.”

The economic and political impacts of the United Kingdom’s departure from the European Union could adversely affect the value of the Notes.

The United Kingdom left the EU on January 31, 2020 (“Brexit”). The United Kingdom’s membership of the EU single market ended on December 31, 2020. On December 24, 2020, the

United Kingdom and the EU announced that they had struck a new bilateral trade and cooperation deal governing the future relationship between the United Kingdom and the EU (the “EU-UK Trade and Cooperation Agreement”), which has applied provisionally since January 1, 2021 and was formally entered into force on May 1, 2021.

The EU-UK Trade and Cooperation Agreement provides clarity in respect of the intended shape of the future relationship between the United Kingdom and the EU and some detailed matters of trade and cooperation. However, there remain unavoidable uncertainties related to Brexit, including the long-term impact of the EU-UK Trade and Cooperation Agreement on businesses in the EU and the United Kingdom and how the new relationship between the EU and the United Kingdom will develop over time, which could cause volatility in currency exchange rates, in interest rates, and in the EU, United Kingdom or worldwide political, regulatory, economic or market conditions. This could contribute to instability in political institutions, regulatory agencies, and financial markets. Any of these effects of Brexit, and others that cannot be anticipated, could adversely affect the value of the euro and the price of the Notes.

There can be no assurance that the anticipated use of proceeds of the Notes to finance Eligible Projects will be suitable for the investment criteria of an investor.

We intend to allocate an amount equal to the net proceeds from this offering to finance or refinance, in part or in full, one or more new or existing Eligible Projects providing distinct environmental and/or social impacts pursuant to our Sustainable Financing Framework (the “Framework”), as described under “Use of Proceeds.” However, no assurance can be given that any such Eligible Projects will be capable of being implemented in or substantially in such manner and/or in accordance with any timing schedule, or that such Eligible Projects will be completed within any specified period or at all or with the results or outcome as we originally expected or anticipated. There can be no assurance we will be able to disburse an amount equal to the net proceeds as intended or in full for Eligible Projects. We have significant flexibility in allocating an amount equal to the net proceeds from this offering and interpreting the criteria set forth in the Framework, including reallocating such proceeds in the event we determine in our discretion that any project that received funding no longer satisfies the criteria for an Eligible Project under the Framework. We may also in our discretion update the Framework from time to time, providing us further flexibility with respect to both the allocation of an amount equal to the net proceeds and the reporting of such allocation, as well as the environmental and social impact of the Eligible Projects to which such an amount equal to the net proceeds may be allocated. None of the underwriters for this offering is responsible for assessing or verifying whether the Eligible Projects to which we allocate an amount equal to the net proceeds of the Notes meet the eligibility criteria set forth in the Framework and described in “Use of Proceeds,” or for the monitoring of the use of such proceeds. Furthermore, neither the terms of the Notes nor the Indenture require us to use the proceeds as described under “Use of Proceeds,” and any failure by us to comply with such use of proceeds will not constitute a breach of or a default under the Notes or the Indenture.

Prospective investors should carefully review the information set out in this prospectus supplement regarding such use of the net proceeds and must determine for themselves the relevance of such information for the purpose of any investment in the Notes, together with any other investigation such investor deems necessary. In particular, no assurance is given by us or any underwriter of the Notes that the use of an amount equal to the net proceeds to fund any Eligible Projects will satisfy (or will continue to satisfy), whether in whole or in part, any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by such investor’s own by-laws or other governing rules or investment portfolio mandates, ratings mandates or other independent expectations, in particular with regard to any direct or indirect environmental or social impact of any projects or uses, the subject of or related to, any Eligible Projects. Any failure by us to allocate an amount equal to the net proceeds from the sale of the Notes to one or more Eligible Projects or the failure of those investments or financings to satisfy investor expectations or requirements could have a material adverse effect on the market price of the Notes.

There is no legal, regulatory or market definition of or standardized criteria for what constitutes a “green,” “social,” “sustainable” or other equivalently labeled project, and any such designations made by third parties with respect to the Notes may not be suitable for the investment criteria of an investor.

There is currently no clear definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green,” “social,” “sustainable” or an equivalently labeled project, or as to what precise attributes are required for a particular project to be defined as “green,” “social,” “sustainable” or such other equivalent label, and no assurance can be given that such a clear definition or consensus will develop over time. Accordingly, no assurance is or can be given to investors that any Eligible Projects selected to receive an allocation of funds from the net proceeds of the Notes will meet any or all investor expectations regarding such “green,” “social,” “sustainable” or other equivalently-labeled performance objectives, or that any adverse environmental, social and/or other impacts will not occur during the implementation of any such Eligible Projects.

A second party opinion issued by a third party consultant with recognized expertise, regarding the Framework has been made publicly available on our website. Furthermore, beginning one year after the issuance of the Notes until an amount equal to the net proceeds thereof are fully allocated to fund Eligible Projects, an external auditor will provide an assurance report on the allocation of an amount equal to the net proceeds from the issuance of the Notes in connection with the publication of our annual allocation and impact report. No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us) that may be made available in connection with the issuance of the Notes and, in particular, with respect to whether any Eligible Projects fulfill any environmental, social and/or other criteria. For the avoidance of doubt, any such opinion or certification is not and shall not be deemed to be incorporated into and/or form part of this prospectus supplement and the accompanying prospectus. Any such opinion or certification is not, nor should it be deemed to be, a recommendation by us or any underwriter, or any other person to buy, sell or hold the Notes. Any such opinion or certification is only current as of the date that opinion or certification was initially issued. Prospective investors must determine for themselves the relevance of any such opinion or certification and/or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in the Notes. As of the date of this prospectus supplement, the providers of such opinions and certifications are not subject to any specific regulatory or other regime or oversight. Any withdrawal of any such opinion or certification or any additional opinion or certification attesting that we are not complying in whole or in part with any matters for which such opinion or certification is opining or certifying may have a material adverse effect on the value of the Notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.

The Notes may not be listed or admitted to any dedicated “green,” “environmental,” “social,” “sustainable” or other equivalently labeled segment of any stock exchange or securities market, and any such potential listing or admission may not be indicative that the Notes will be suitable for the investment criteria of an investor.

While no assurance can be given that any such listing or admission will happen, in the event that the Notes are listed or admitted to trading on any dedicated “green,” “environmental,” “social,” “sustainable” or other equivalently labeled segment of any stock exchange or securities market (whether or not regulated), no representation or assurance can be given by us, any underwriter or any other person:

•

that such listing or admission would satisfy (or would continue to satisfy), whether in whole or in part, any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by such investor’s own by-laws or other governing rules or investment portfolio mandates, ratings mandates or other expectations, in particular with regard to any direct or indirect environmental or social impact of any projects or uses, the subject of or related to, any Eligible Projects (and it should be noted that the criteria for any such listings or admission to trading may vary from one stock exchange or securities market to another); or

•	that any such listing or admission to trading will be maintained during the life of the Notes.

In the event that the Notes are listed on any such exchange or securities market, any change to the listing or admission status of the Notes, including but not limited to any change that causes the Notes to no longer be listed or admitted to trading on any stock exchange or securities market, may have a material adverse effect on the value of the Notes and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose.

The value of the Notes may be negatively affected to the extent that perception by investors of the suitability of the Notes as “sustainability” bonds deteriorates or demand for sustainability-themed investment products diminishes.

Perception by investors of the suitability of the Notes as “sustainability” bonds could be negatively affected by dissatisfaction with our compliance with the Framework for determining Eligible Projects described under “Use of Proceeds,” controversies involving the environmental or social impact of our business or industry, evolving standards or market consensus as to what constitutes a “sustainability” bond or the desirability of investing in “sustainability” bonds or any opinion or certification as to the suitability of the Notes as “sustainability” bonds no longer being in effect. Additionally, the Eligible Projects to which we intend to allocate an amount equal to the net proceeds of the Notes may have complex, and potentially adverse direct or indirect environmental or social impacts during the design, construction and/or operation of such Eligible Projects. Such Eligible Projects may become controversial or criticized by governmental and non-governmental organizations, investors, customers, consumers, our employees or other stakeholders. No representation is made by us, any underwriter or any other person as to the suitability of the Notes to meet or fulfill environmental, social and/or other criteria, expectations, impact or performance metrics required by prospective investors, any third-party reviewer or opinion provider, or any stock exchange or securities market. The value of the Notes may be negatively affected to the extent investors are required or choose to sell their holdings due to deterioration in the perception by investors or the market in general as to the suitability of the Notes as “sustainability” bonds. The value of the Notes may be also negatively affected to the extent demand for sustainability-themed investment products diminishes due to evolving investor preferences, increased regulatory or market scrutiny on funds and strategies dedicated to sustainability, environmental or social themed investing or for other reasons.

CURRENCY CONVERSION

Principal and interest payments in respect of the Notes and additional amounts, if any, will be payable in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euro. See “Description of the Notes—Issuance in Euro.” Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture governing the Notes.

Investors will be subject to foreign exchange risks as to payments of principal and interest on the Notes and additional amounts, if any, that may have important economic and tax consequences to them. See “Risk Factors.” You should consult your own financial and legal advisors as to the risks involved in an investment in the Notes.

On November 1, 2021, the euro/U.S. $ rate of exchange as reported by Bloomberg was €1.00/U.S. $1.16.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately €495,505,055 or $574,785,864, based on the euro/U.S. dollar exchange rate of €1.00 = $1.16 as of November 1, 2021 as published by Bloomberg, L.P., after deducting the underwriting discounts and other expenses related to this offering.

We intend to allocate an amount equal to the net proceeds from this offering to finance or refinance, in part or in full, one or more new or existing Eligible Projects that meets at least one of the eligibility criteria set forth in the Framework. In the event that all or a portion of the net proceeds of this offering are used for refinancing existing Eligible Projects, expenditures which have been made within the two years preceding the issuance date of the Notes will be considered for inclusion as Eligible Projects. The payment of principal and interest on the Notes will be made from our general corporate account and will not be linked to the performance of any Eligible Project.

We expect to allocate an amount equal to the net proceeds from the offering of the Notes to Eligible Projects within three years after the issuance date of the Notes. Pending full allocation, we may invest an amount equal to the unallocated balance of the net proceeds temporarily in cash, cash equivalents and/or other liquid marketable investments in accordance with our treasury management policies.

Framework

We established the Framework in alignment with the Green Bond Principles, the Social Bond Principles and the Sustainability Bond Guidelines published in June 2021 by the International Capital Market Association and the Green Loan Principles published in February 2021 by the Loan Market Association, under which we intend to issue debt securities and allocate an amount equal to the net proceeds to finance or refinance, in part or in full, new or existing Eligible Projects that will help us accomplish our sustainability objectives.

We have made the Framework available on our website, www.colgatepalmolive.com.

Eligible Projects

We will allocate an amount equal to the net proceeds from the issuance of the Notes to finance or refinance, in part or in full, new or existing projects that meet at least one of the eligibility criteria set forth in the Framework. Such projects are referred to as “Eligible Projects”:

•	Eco-Efficient and/or Circular Economy Adapted Products, Production Technologies, and Processes: Drive Sustainable Sourcing / Design Sustainable Products, including expenditures related to purchases directly or via our intermediary suppliers, such as:

•	post-consumer recycled material to be used in packaging (including rPET, bio-based PET), this includes converting plastic packaging to materials that are more efficiently recycled;

•	materials to reach our target for 100% of packaging to be recyclable, reusable or compostable by 2025; and

•

certified agriculture products, specifically pulp and paper, certified by the Forest Stewardship Council, the Sustainable Forestry Initiative or The Programme for the Endorsement of Forest Certification.

•	Pollution Prevention and Control: Eliminate Plastic Waste/Lead with Zero Waste Facilities, including investments and expenditures related to:

•	research and development and capital expenditure to reduce waste in the production process of products and absolute material loss;

•	costs related to zero waste initiatives to eliminate waste to landfills;

•	packaging reduction or elimination initiatives; and

•	initiatives relating to refillable and reusable packaging.

•	Energy Efficiency: Accelerate Action on Climate Change, including expenditures related to:

•	the improvement of energy efficiency across our manufacturing and non-manufacturing operations, including:

•	improvements to manufacturing processes such as meters, controls, automation and high efficiency motors;

•

technology investments in our manufacturing facilities to improve energy efficiency in utility systems, including heating, ventilation and air conditioning upgrades and other projects that may result in a potential increase of energy efficiency of 30%;

•	energy efficiency projects in offices, warehouses and other facilities through building retrofits, energy management and automation systems, and smart and light-emitting diode (LED) lighting; and

•	constructing buildings that achieve a LEED certification level of gold or higher.

•	Renewable Energy: Accelerate Action on Climate Change, including expenditures related to:

•	renewable energy generation and procurement to support our Net Zero Carbon and 100% Renewable Electricity targets, including:

•	on-site solar and wind renewable energy projects;

•	long-term power purchase agreements or virtual power purchase agreements with renewable energy providers with a term of at least seven years; and

•	when other options are not viable or practical, the purchase of renewable energy instruments, such as Renewable Energy Certificates (RECs) and Guarantees of Origin (GoOs).

•	Sustainable Water and Wastewater Management: Conserve Water, including investments and expenditures related to solutions that promote the sustainable management of water resources, including:

•	water efficiency projects and technologies;

•	wastewater treatment and management;

•	Nalco equipment to digitize water quality monitoring and automate optimized treatment to avoid overconsumption of water;

•	water source reduction projects, including rainwater harvesting, recycling and reuse systems;

•	water source replenishment/reinjection; and

•	the development and implementation of watershed health strategies across our worldwide supply chain.

•	Access to Essential Services: Build Sustainable Habits for Life/Hill’s Food Shelter Love Program, including investments and expenditures related to messaging and promoting sustainable habits and behavior change to:

•	reach two billion children with our Bright Smiles, Bright Futures program to help improve oral hygiene education and well-being;

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raise awareness globally through our “Save Water” program, including investments in communication to all consumers via messaging associated with turning off the tap while brushing on every carton of toothpaste sold; and

•	assist in community relief efforts with donations of Hill’s and Colgate-Palmolive products.

•	Socioeconomic Advancement and Empowerment: Help Young People in Our Communities Thrive/Strengthen Diversity, Equity & Inclusion, including expenditures related to investing in the communities where we live and work to improve diversity, education and health and well-being, including, but not limited to:

•	achieving 10% spend with diversity-owned Tier 1 suppliers in North America;

•	focused investment behind building a truly diverse workforce - achieving minority representation equal to labor force statistics across the markets where we operate; and

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participating in projects in Asia to improve the livelihood of farmers through training on safe work practices, improve the resilience of farmers and crop productivity, and implement good forest management practices to protect local communities and the environments in which they live and work.

We will allocate no more than 5% of the net proceeds from the issuance of the Notes to Eligible Projects of the type described above under “—Access to Essential Services.”

Process for Project Evaluation and Selection

Potential Eligible Projects will be evaluated and selected based on compliance with the eligibility criteria set forth in the Framework and as described above by our Sustainability Steering Committee, which is chaired by our Chief Sustainability Officer and includes senior leaders from our Finance, Corporate Sustainability, Legal, Investor Relations, Human Resources, Research and Development and Supply Chain functions.

Management of Proceeds

Our Treasury team will manage the allocation of an amount equal to the net proceeds from the Notes to finance or refinance, in part or in full, Eligible Projects on an aggregated basis. If a project selected as an Eligible Project is terminated or no longer meets our eligibility criteria, the unspent portion of the amount equal to the net proceeds of the Notes allocated to that project will be reallocated to one or more other Eligible Projects in accordance with our internal policies and procedures.

Reporting

We will prepare and make publicly available an allocation and impact report (each, a “Report”) that will describe the allocation of an amount equal to the net proceeds of the Notes to fund Eligible Projects, starting from the first anniversary of the issuance of the Notes and updated annually until an amount equal to the net proceeds of the Notes has been fully allocated to fund Eligible Projects. Thereafter, we may publish an update to any such Report at our discretion.

We expect that each Report will contain the following information:

(a)	the net proceeds of the Notes and an attestation by our management that an amount equal to the net proceeds either has been allocated to fund Eligible Projects or invested temporarily;

(b)	the amount of net proceeds allocated to each project category described above;

(c)	subject to confidentiality considerations, a list of the Eligible Projects to which such proceeds were allocated, including a description of such Eligible Projects and allocated amounts;

(d)	the proportional allocation of proceeds between existing Eligible Projects that have been refinanced with the proceeds of the Notes and new Eligible Projects; and

(e)	the remaining balance of unallocated proceeds, if any.

We expect to provide impact reporting at the level of each project category identified above, as further described in the Framework.

External Reviews

A second party opinion issued by a third party consultant with recognized expertise, regarding the Framework has been made available on our website.

We will also request on an annual basis, starting one year after the issuance of the Notes and until full allocation of an amount equal to the net proceeds thereof, an assurance report on the allocation of an amount equal to the net proceeds from an external auditor, which assurance report will accompany publication of each Report.

General

None of the information contained on, or accessed through, our website and in the Framework, any second party opinion or any assurance report is incorporated by reference into this prospectus supplement, the accompanying prospectus or any other filing with the SEC.

Neither the terms of the Notes nor the Indenture requires us to use the proceeds as described above, and any failure by us to comply with the foregoing will not constitute a breach of or default under the Notes or the Indenture. The above description of the use of an amount equal to the net proceeds from the sale of the Notes is not intended to modify or add any covenant or other contractual obligation undertaken by us under the Notes or the Indenture governing the Notes.

The Framework may be updated from time to time to ensure continued alignment with voluntary market practices, emerging standards and taxonomies.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

General

The Notes will be issued under an Indenture dated as of November 15, 1992, between Colgate and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”). The paying agent for the Notes initially will be The Bank of New York Mellon, London Branch (the “London Paying Agent”).

The Notes initially will be issued in an aggregate principal amount of €500,000,000, subject to our rights to issue additional debt securities as described under “—Further issuances.” Unless earlier redeemed, the Notes will mature on November 10, 2029 (the “Maturity Date”). The Notes will bear interest at 0.300% per annum from November 10, 2021. We will pay interest on the Notes annually in arrears on November 10 of each year, commencing on November 10, 2022 (each, an “Interest Payment Date”). Interest on each Interest Payment Date will be paid to the persons in whose names the Notes were registered as of, if the Notes are in definitive form, the close of business on the fifteenth day (whether or not a Business Day (as defined below)) immediately preceding the Interest Payment Date or, if the Notes are represented by one or more global Notes, the close of business on the Business Day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the related Interest Payment Date. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or November 10, 2021 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Any payment otherwise required to be made in respect of the Notes on a date that is not a Business Day may be made on the next succeeding Business Day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. For purposes of the Notes, “Business Day” means any day other than a Saturday or Sunday, (1) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the City of New York and London and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET system), or any successor thereto, is open.

The Notes will be senior unsecured obligations of Colgate and will rank equally with all of the other unsecured and unsubordinated indebtedness of Colgate from time to time outstanding.

The Indenture does not limit the amount of notes, debentures or other evidence of indebtedness that we may issue under the Indenture or otherwise and provides that debt securities under the Indenture may be issued from time to time in one or more series.

The Notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any of our other securities. The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The principal of each Note payable at maturity or earlier redemption will be paid in euro against presentation and surrender at the office or agency maintained for such purpose in London, initially the corporate trust office of the London Paying Agent, located at One Canada Square, London E14 5AL, United Kingdom.

Optional Redemption

Prior to the Par Call Date (as defined below), the Notes may be redeemed at our option, at any time, in whole, or from time to time, in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed assuming that the Notes being redeemed matured on the Par Call Date (not including any portion of such payments of interest accrued to the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined below), plus 10 basis points.

On or after the Par Call Date, the Notes may be redeemed at our option, at any time, in whole, or from time to time, in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

In each case, we will pay accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the redemption date.

Notwithstanding the foregoing, installments of interest on Notes being redeemed that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the holders as of the close of business on the relevant record date according to the Notes and the Indenture.

The “Comparable Government Bond Rate” will be determined by the Calculation Agent on the third Business Day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond, assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such date of redemption.

“Calculation Agent” means an independent investment banking or commercial banking institution of international standing appointed by us.

“Comparable Government Bond” means the Federal Republic of Germany government security or securities selected by one of the Reference Government Bond Dealers appointed by us as having an actual or interpolated maturity comparable with the remaining term of the Notes (assuming the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a maturity comparable to the remaining term of the Notes assuming the Notes matured on the Par Call Date.

“Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Par Call Date” means August 10, 2029 (three months prior to the maturity date of the Notes).

“Reference Government Bond Dealer” means each of four banks selected by us, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time (CET), on the third Business Day preceding such date for redemption quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.

Notice of redemption will be given at least 10 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address, provided that while the Notes are represented by one or more global Notes, notice of redemption may, at our option, instead be given to holders of Notes (and beneficial interests therein) in accordance with the applicable rules and regulations of Euroclear and Clearstream. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, and the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all of the Notes are to be redeemed, the Notes to be redeemed will be selected in accordance with applicable depositary procedures; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part.

The Notes are also subject to redemption prior to maturity if certain changes in United States tax law occur. If such changes occur, the Notes may be redeemed at a redemption price of 100% of their principal amount together with accrued and unpaid interest on such Notes to, but excluding, the redemption date. See “—Redemption for Tax Reasons.”

Issuance in Euro

Initial holders will be required to pay for the Notes in euro, and principal and interest payments in respect of the Notes and additional amounts, if any, will be payable in euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the Market Exchange Rate (as defined below). Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture. Neither the Trustee nor the London Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

“Market Exchange Rate” means the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg.

Further Issuances

We may, from time to time, without the consent of or notice to existing holders of Notes, create and issue further debt securities having the same terms and conditions as the Notes in all respects, except for issue date, issue price and, to the extent applicable, the first payment of interest and the initial interest accrual date. Additional debt securities issued in this manner will be consolidated with and will form a single series of debt securities with the previously outstanding Notes; provided, however, that the issuance of such additional debt securities will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional amounts to a holder of a Note that is a United States Alien (as defined below) such amounts as may be necessary so that every net payment on such Note after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge of whatever nature imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. However, we will not be required to make any payment of additional amounts for or on account of:

(a)

any tax, assessment or other governmental charge that would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or a trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein, or (ii) the presentation by the holder of a Note for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;

(b)	any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;

(c)

any tax, assessment or other governmental charge that would not have been imposed but for such holder’s past or present status as a controlled foreign corporation, passive foreign investment company (including a qualified election fund) or foreign private foundation or other tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States Federal income tax;

(d)	any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on a Note;

(e)

any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from any payment on a Note, if such payment can be made without such deduction or withholding by any other paying agent;

(f)

any tax, assessment or other governmental charge that would not have been imposed but for the holder’s failure to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g)

any tax, assessment or other governmental charge imposed by reason of the holder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) receiving interest described in Section 881(c)(3)(A) of the United States Internal Revenue Code or (iii) being a controlled foreign corporation with respect to the United States that is related to the Company by actual or constructive stock ownership;

(h)

any tax, assessment or other governmental charge that is imposed on a payment pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code (FATCA), any Treasury regulations and official interpretations thereof, and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(i)	any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor shall such additional amounts be paid with respect to any payment on a Note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Note.

For purposes of the foregoing, the holding of or the receipt of any payment with respect to a Note shall not constitute a connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having power over, such holder if such holder is an estate, a trust, a partnership or a corporation) and the United States.

The term “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

Redemption for Tax Reasons

If we have or will become obliged to pay additional amounts (as described above) as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, and we determine that such obligation cannot be avoided by the use of reasonable measures then available to us, we may, at our option, at any time, having giving not less than 10 nor more than 60 days’ prior written notice to Holders, redeem, in whole, but not in part, the Notes at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect to the Notes were due on such date. Prior to the transmission or publication of any notice of redemption pursuant to this paragraph, we shall deliver to the Trustee a certificate signed by two executive officers of the Company stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem the Notes has occurred.

Applicable Law and Foreign Currency Judgments

The Notes will be governed by and construed in accordance with the internal laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

Book-Entry Delivery and Settlement

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

Global Clearance and Settlement

The Notes will be issued in the form of one or more global Notes in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global Notes.

Except as set forth below, the global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global Notes will not be entitled to have Notes registered in their names, and, except as described herein, will not receive or be entitled to receive physical delivery of Notes in certificated form. So long as the common depositary for Euroclear and Clearstream or its nominee is the registered owner of the global Notes, the common depositary for all purposes will be considered the sole holder of the Notes represented by the global Notes under the Indenture and the global Notes. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the Indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the Indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global Notes.

Clearstream

Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global Notes for all purposes under the Indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the global Notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the Trustee, any agent and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended, or the “Securities Act”) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal and interest with respect to the global Notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

We understand that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the Business Day following the settlement date, for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same Business Day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next Business Day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Exchange of Global Notes for Certificated Notes

Subject to certain conditions, the Notes represented by the global Notes are exchangeable for certificated Notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

(1) we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of at least 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available;

(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated Notes in definitive form; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes.

In all cases, certificated Notes in definitive form delivered in exchange for any global Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the common depositary (in accordance with its customary procedures).

Payments (including principal and interest) and transfers with respect to Notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the London Paying Agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the Notes, provided that all payments (including principal and interest) on Notes in certificated form, for which the holders thereof have given wire transfer instructions at least ten calendar days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes certain material United States federal income tax consequences expected to result from the purchase at the issue price (the first price at which a substantial amount of Notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), ownership and disposition of Notes by holders acquiring Notes at original issue for cash.

This discussion is based on:

(a)	the Internal Revenue Code of 1986, as amended (the “Code”);

(b)	current, temporary and proposed Treasury regulations promulgated under the Code;

(c)	current administrative interpretations and practices of the Internal Revenue Service (the “IRS”); and

(d)	court decisions,

all as of the date of this prospectus supplement. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the IRS, and we have not requested, and do not plan to request, any rulings from the IRS concerning the Notes.

The tax treatment of a holder of Notes may vary depending upon a holder’s particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, partnerships and other pass-thru entities, persons who mark-to-market the Notes, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar, expatriates, persons holding Notes as part of a “straddle,” “hedge” or “conversion transaction” and accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements) may be subject to special rules not discussed below. This discussion is limited to holders who will hold the Notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation, including for this purpose an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (3) an estate or trust the income of which is subject to United States federal income tax regardless of its source. As used herein, the term “Non-U.S. Holder” means a beneficial owner (other than a partnership) of Notes that is not a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds a Note, the treatment of a partner in the partnership will generally depend on the status of the partner and activities of the partnership. A holder that is a partnership and partners in such partnership should consult their tax advisors regarding the United States federal income tax consequences of purchasing, owning and disposing of the Notes.

U.S. Holders

Purchase of Notes. A U.S. Holder that purchases Notes with previously owned euro will generally recognize foreign currency gain or loss equal to the difference, if any, between such U.S. Holder’s basis in the euro and the U.S. dollar fair market value of the Notes on the date of purchase. Any such gain or loss generally will be ordinary income or loss.

Interest. Stated interest on a Note will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting.

U.S. Holders that use the cash receipts and disbursements method of accounting for tax purposes must recognize income equal to the U.S. dollar value of the euro received as a payment of interest (which includes proceeds in euro from a sale, exchange, or other disposition of the Notes to the extent attributable to accrued interest), determined by translating the euro amount into U.S. dollars at the spot rate in effect on the date of receipt, regardless of whether the euro received is actually converted into U.S. dollars. U.S. Holders that use an accrual method of accounting for tax purposes may determine the amount of income recognized with respect to the euro received on each Interest Payment Date by using one of two methods. Under the first method, the amount of income accrued is determined by translating the euro amount into U.S. dollars at the average exchange rate in effect during the accrual period (or, if the accrual period spans two taxable years, at the exchange rate for the partial period within the taxable year). Alternatively, such U.S. Holders may elect to determine the amount of income accrued on the basis of the spot rate in effect on the last day of the accrual period (or the last day of the taxable year in the case of an accrual period that straddles the U.S. Holder’s taxable year) or may use the spot rate on the date the interest payment is received if that date is within five days of the end of the accrual period. U.S. Holders that make this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. Accrual method U.S. Holders will recognize foreign currency gain or loss on the receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss generally will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the Notes. A U.S. Holder will have a tax basis in euro received as interest equal to the U.S. dollar value of such euro.

Sale, Exchange, Redemption or Retirement of the Notes. Upon the disposition of a Note by sale, exchange, redemption or retirement, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts attributable to accrued interest, which amounts would be treated as ordinary interest income to the extent not previously so treated) and (ii) the U.S. Holder’s adjusted tax basis in such Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder based on the spot exchange rate on the settlement date of the initial purchase, decreased by the amount of any payments (other than payments of stated interest) on the Note (converted using the same exchange rate).

A U.S. Holder that uses the cash receipts and disbursements method of accounting determines the amount realized in U.S. dollars by using the relevant spot exchange rate on the settlement date of the disposition of a Note, provided that the Notes are traded on an established securities market. A U.S. Holder that uses an accrual method of accounting may elect such treatment for all purchases and sales for foreign currency of stock or securities traded on an established securities market (which election cannot be changed without the consent of the IRS). Absent such an election, the amount realized by an accrual method U.S. Holder in U.S. dollars is the U.S. dollar value of the euro received, determined at the spot rate on the trade date of the sale, exchange or retirement of the Note. Gain or loss realized upon the taxable disposition of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss and such income or loss will not be treated as interest income or expense. The gain or loss of a U.S. Holder attributable to fluctuations in currency exchange rates will be the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price for the Note, determined using the spot rate on the date the Note is disposed of (or the settlement date, if the Notes are traded on an established securities market and the U.S. Holder is either a cash basis taxpayer or an electing accrual basis taxpayer), and (ii) the U.S. dollar value of the purchase price for the Note, determined using the spot rate on the date the U.S. Holder acquired the Note. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the disposition of the Note.

Gain or loss recognized on the sale, exchange, retirement, or other taxable disposition of a Note (except gain or loss attributable to foreign currency gains or losses) generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year. The deductibility of capital losses is subject to limitations.

A U.S. Holder will have a tax basis in euro received on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such euro, determined at the time of such sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of euro will be ordinary income or loss.

Medicare Tax on Net Investment Income. Certain U.S. Holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of Notes, and potentially foreign currency gains. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the Notes.

Backup Withholding and Information Reporting. A U.S. Holder of a Note may be subject, under certain circumstances, to information reporting and backup withholding with respect to payments of interest on, and gross proceeds from a sale, exchange, redemption, retirement or other disposition of, a Note. These backup withholding rules apply if the U.S. Holder, among other things:

(a)	fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor;

(b)	furnishes an incorrect TIN;

(c)	is notified it is subject to backup withholding because such holder previously failed to properly report interest or dividends;

(d)

under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding; or

(e)	otherwise fails to comply with applicable requirements of the backup withholding rules.

A U.S. Holder of a Note that does not provide his, her or its correct TIN may be subject to penalties imposed by the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption is properly established. U.S. Holders of Notes should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such exemption. U.S. Holders that are not corporations or tax-exempt organizations generally will be subject to information reporting requirements.

Backup withholding is not an additional tax. Any amount paid as backup withholding is creditable against the U.S. Holder’s federal income tax liability, provided the requisite information is timely provided to the IRS.

Non-U.S. Holders

The following discussion is limited to the United States federal income tax consequences to a holder of a Note that is a beneficial owner and that, for United States federal income tax purposes, is an individual, corporation, estate or trust other than a U.S. Holder (a “Non-U.S. Holder”). For purposes of the discussion below, interest and any gain on the sale, exchange, redemption, retirement or other disposition of a Note will be considered to be “U.S. trade or business income” if such income or gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business.

Interest. Subject to the discussions of backup withholding and “FATCA” below, generally, interest (including additional amounts, if any) paid to a Non-U.S. Holder of a Note will not be subject to United States federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the Notes will qualify as portfolio interest and will be eligible for the portfolio interest exception if the Non-U.S. Holder:

(a)	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(b)	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

(c)	is not a bank described in Section 881(c)(3)(A) of the Code; and

(d)

certifies, under penalties of perjury, on a properly executed Form W-8BEN or Form W-8BEN-E prior to the payment of interest that such holder is not a United States person and provides such holder’s name and address.

The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding.

Unless an applicable treaty otherwise provides, U.S. trade or business income will be taxed on a net basis at regular graduated U.S. rates rather than the 30% gross rate. In addition, in the case of a Non-U.S. Holder that is a corporation, any effectively connected earnings and profits may be subject to a 30% branch profits tax, unless an applicable treaty otherwise provides.

To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8ECI (in the case of U.S. trade or business income not exempt under a treaty) or Form W-8BEN or Form W-8BEN-E (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder that is claiming the benefits of a treaty will be required to obtain and to provide a TIN unless the Notes are actively traded property under applicable Treasury regulations. If the Notes are actively traded, in certain circumstances the Non-U.S. Holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Sale, Exchange, Redemption or Retirement of Notes. Except as described below and subject to the discussions concerning backup withholding and “FATCA,” any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or retirement of a Note generally will not be subject to U.S. federal income or withholding tax, unless:

(a)	such gain is U.S. trade or business income, in which case the Non-U.S. Holder generally will be taxed as discussed above under “—Interest”; or

(b)

subject to certain exceptions, the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of the disposition, in which case the Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. source losses.

Payments received on a disposition that are attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest (and described above).

Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Treasury regulations provide that the backup withholding tax and certain information reporting will not apply to payments of interest with respect to which either the requisite certification that the Non-U.S. Holder is not a U.S. person, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition of the Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition of the Notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is a U.S. person or has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition of the Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge, or reason to know, to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely provided to the IRS.

All certifications described above under “—Non-U.S. Holders” are subject to special rules with respect to reliance standards, under which certifications provided by holders may not be relied on under certain circumstances (for example, if we, our paying agent, or the broker had actual knowledge or reason to know that the certification is false).

FATCA

The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (“FATCA”) will generally impose a withholding tax of 30% on interest income from debt obligations paid to a foreign financial institution (as defined under FATCA) (including where such foreign financial institution is not the beneficial owner of such payments), unless such foreign financial institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners). The U.S. government has entered into intergovernmental agreements with the governments of certain countries that may in certain circumstances modify the foregoing requirements, including, in the case of a “Model 1” intergovernmental agreement, by requiring substantially similar information to be reported to the tax authorities in such country rather than to the U.S. tax authorities. In addition, FATCA will generally impose a withholding tax of 30% on interest income from debt obligations paid to a non-financial foreign entity unless such non-financial foreign entity provides the withholding agent with certain certifications or information relating to U.S. ownership of the entity. Under certain circumstances, such foreign persons might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their ownership of the Notes.

THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL INCOME, MEDICARE, ESTATE AND GIFT TAX LAWS OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

The Proposed Financial Transactions Tax

The European Commission has published a proposal (the “Commission’s Proposal”) for a directive for a common financial transactions tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the Notes in certain circumstances. Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the Notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between the participating Member States (excluding Estonia). Based on recent public statements, the participating Member States (excluding Estonia) are considering a proposal that would reduce the scope of the FTT and would only concern certain listed shares. Such proposal remains subject to change until final approval, and it may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States (excluding Estonia, which already withdrew) may decide to withdraw.

Prospective holders of the Notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

Citigroup Global Markets Limited and Banco Bilbao Vizcaya Argentaria, S.A. are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement, dated as of the date of this prospectus supplement, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite such underwriter’s name.

Initial Purchaser	Principal Amount of the Notes
Citigroup Global Markets Limited	€ 113,125,000
Banco Bilbao Vizcaya Argentaria, S.A.	113,125,000
ANZ Securities, Inc.	20,750,000
Banco Santander, S.A.	20,750,000
Barclays Bank PLC	20,750,000
BNP Paribas	20,750,000
BNY Mellon Capital Markets, LLC	20,750,000
Goldman Sachs & Co. LLC	20,750,000
HSBC Bank plc	20,750,000
ICBC Standard Bank Plc	20,750,000
J.P. Morgan Securities plc	20,750,000
Merrill Lynch International	20,750,000
Morgan Stanley & Co. International plc	20,750,000
U.S. Bancorp Investments, Inc.	20,750,000
Wells Fargo Securities International Limited	20,750,000
CastleOak Securities, L.P.	2,000,000
Siebert Williams Shank & Co. LLC	2,000,000

Total	€500,000,000

The underwriters have agreed to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters (and their respective affiliates and controlling persons) may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

We have been advised by the underwriters that the underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the respective public offering price less a concession not to exceed 0.225% of the principal amount. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.150% of the principal amount. After the initial offering of the Notes to the public, the representatives of the underwriters may change the public offering price.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

These underwriting discounts are the difference between the public offering price and the amount the underwriters pay to us to purchase the Notes.

Paid by Colgate
Per Note	0.375%

The expenses of the offering, not including the underwriting discount, are estimated to be $1,304,936 and are payable by us.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. The underwriters have informed us that they intend to make a market in the Notes but are under no obligation to do so and such market making may be terminated at any time without notice. We intend to apply to list the Notes on the NYSE. It is not possible to predict whether the application will be approved for listing or, if approved, whether the application will be approved prior to the settlement date. Settlement of the Notes is not conditional on obtaining the listing of the Notes, and we are not required to maintain the listing of the Notes. No assurance can be given as to the liquidity of the trading market for the Notes.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

Settlement

We will deliver the Notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the Notes. The closing is expected to occur on November 10, 2021, which is five business days after the date of this prospectus supplement (referred to as “T+5”). Since trades in the secondary market generally settle in two business days, purchasers wishing to trade Notes prior to the second business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+5 settlement, to specify any alternative settlement arrangements to prevent a failed settlement.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and commercial banking dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of us or our affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

Selling Restrictions

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) MiFID II; or

(ii)	a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification:

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulation 2018 (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The Notes have not been and will not be registered in Japan pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948 of Japan, as amended), or the FIEA. Accordingly, the Notes will not be offered or sold, and the underwriters will not offer or sell the Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.1(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registration Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for recession or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-1-5 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. The Notes may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement and the accompanying prospectus are strictly private and confidential and are being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the Notes may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in South Korea

The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of Notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the Notes, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov and on our website at http://www.colgatepalmolive.com. Information about us is also available at our website at http://www.colgatepalmolive.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus supplement and the accompanying prospectus. For further information on us and the securities, you should refer to our registration statement and its exhibits. This prospectus supplement summarizes certain provisions of contracts and other documents that we refer you to. Because the prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•

information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this prospectus supplement, the accompanying prospectus and previously incorporated information.

We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934, as amended (except that we do not incorporate by reference any portion of a document that is deemed, under SEC rules, to have been furnished and not filed):

•	Annual Report on Form 10-K for the year ended December 31, 2020;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021; and

•	Current Reports on Form 8-K filed March 11, 2021, May 13, 2021 and July 22, 2021.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement until this offering is completed:

•	all documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting (other than information in the documents that is deemed to have been furnished and not filed).

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits that are not specifically incorporated by reference therein), at no cost, by contacting us at the following address: Investor Relations, Colgate-Palmolive Company, 300 Park Avenue, New York, New York 10022-7499, Telephone: (212) 310-2000, E-mail: Investor_Relations@colpal.com.

LEGAL MATTERS

The validity of the Notes will be passed upon for Colgate by Hogan Lovells US LLP, Washington, D.C. Mayer Brown LLP, Chicago, Illinois has acted as counsel for the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Debt Securities

•	By this prospectus, we may offer from time to time our debt securities.
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When we offer debt securities, we will provide you with a prospectus supplement describing the terms of the specific issue of debt securities including the offering price of the debt securities. This prospectus may not be used to sell debt securities unless accompanied by the applicable prospectus supplement.

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We may sell the debt securities on a continuous or delayed basis to the public through underwriters acting individually or through a group of underwriters which may be managed or co-managed by one or more underwriters designated by us, through agents or dealers, directly to one or more other purchasers or by any combination of these methods of sale. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities. For additional information on the method of sale, refer to the section entitled “Plan of Distribution” below.

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The name or names of any agents or underwriters involved in the sale of any debt securities, the proceeds to us from the offering, any discounts and commissions to be allowed or paid to the agents or underwriters, all other items constituting underwriting compensation, any discounts and commissions to be allowed or paid to dealers and any exchanges on which the debt securities may be listed will be set forth in the prospectus supplement covering the sales of those debt securities.

•	You should read this prospectus and the accompanying prospectus supplement relating to the specific offering of debt securities carefully before you invest.

Investing in debt securities involves risk. You should consider the risk factors described in any accompanying prospectus supplement and any documents incorporated by reference before investing in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2020.

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus issued or authorized by us. Neither we nor any underwriter, dealer or agent acting on our behalf has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter, dealer or agent acting on our behalf is making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus issued or authorized by us is accurate only as of the date on the front cover of this prospectus, any accompanying prospectus supplement, any applicable free writing prospectus or the document incorporated by reference, as applicable.

Unless the context otherwise requires, references in this prospectus supplement to “Colgate,” “we,” “us” and “our” are to Colgate-Palmolive Company.

ABOUT THIS PROSPECTUS

We will disclose information about the debt securities in this prospectus and prospectus supplements. The term “prospectus supplement” as used in this prospectus includes any pricing supplements relating to particular offerings of debt securities. The relevant prospectus supplements will provide the financial and other specific terms of any particular offering of debt securities, many of which are determined at the time of pricing. Because the information provided in the prospectus supplements may also add, delete or change information contained in this prospectus, you should rely on the information in the applicable prospectus supplement or supplements to the extent that it is inconsistent with the information in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that set forth anticipated results based on management’s current plans and assumptions.

These statements may relate, for example, to sales or volume growth, net selling price increases, organic sales growth, profit or profit margin growth, earnings per share levels, financial goals, the impact of foreign exchange volatility, the impact of COVID-19, cost-reduction plans, tax rates, new product introductions, commercial investment levels, acquisitions, divestitures, share repurchases, or legal or tax proceedings, among other matters. In some cases, you can identify forward looking statements by terminology such as “expect,” “anticipate,” “estimate,” “intend,” “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “plan,” “believe” or the negative of these terms or similar terminology.

These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Actual events or results may differ materially because of factors that affect international businesses and global economic conditions, as well as matters specific to us and the markets we serve, including the uncertain economic environment in different countries and its effect on consumer spending habits, foreign currency rate fluctuations, exchange controls, tariffs, price or profit controls, labor relations, changes in foreign or domestic laws or regulations or their interpretation, political and fiscal developments, including changes in trade, tax and immigration policies, increased competition and evolving competitive practices (including from the growth of eCommerce and the entry of new competitors and business models), the ability to operate and respond effectively during a pandemic, epidemic or widespread public health concern, including COVID-19, disruptions in global supply chain, the availability and cost of raw and packaging materials, the ability to maintain or increase selling prices as needed, changes in the policies of retail trade customers, the emergence of new sales channels, the growth of eCommerce and the changing retail landscape (as consumers increasingly shop online), the ability to develop innovative new products, the ability to continue lowering costs and operate in an agile manner, the ability to maintain the security of our information technology systems from a cyber-security incident or data breach, the ability to achieve our sustainability goals, the ability to complete acquisitions and divestitures as planned, the ability to successfully integrate acquired businesses, the ability to attract and retain key employees, and the uncertainty of the outcome of legal proceedings, whether or not we believe they have merit.

All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and to the factors discussed under the caption “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and

September 30, 2020 (incorporated by reference in this prospectus) and similar sections in our subsequent filings that we incorporate by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Those risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Given these uncertainties, we caution investors not to unduly rely on forward-looking statements in making an investment decision. We are under no obligation to (and expressly disclaim any obligation to) update or alter any forward-looking statement that may be made from time to time, whether as a result of new information, future events or otherwise.

COLGATE-PALMOLIVE COMPANY

Colgate-Palmolive Company, which was founded in 1806 and incorporated under the laws of the State of Delaware in 1923, is a caring, innovative growth company reimagining a healthier future for all people, their pets and our planet. Focused on Oral Care, Personal Care, Home Care and Pet Nutrition and reaching more than 200 countries and territories throughout the world, Colgate teams are developing and selling health and hygiene products and pet nutrition offerings essential to society. Our principal executive offices are located at 300 Park Avenue, New York, New York 10022 (telephone (212) 310-2000).

We operate in two product segments: (1) Oral, Personal and Home Care and (2) Pet Nutrition. Colgate is a leader in Oral Care with global leadership in the toothpaste and manual toothbrush categories according to market share data. Our Oral Care products include Colgate Maximum Cavity Protection, Colgate Total, Colgate Triple Action, Darlie Double Action, Colgate Max Fresh, Colgate Optic White, Colgate Whitening and Colgate Max White toothpastes, Colgate 360°, Colgate Extra Clean and Colgate Slim Soft manual toothbrushes and Colgate Plax, meridol and Colgate Total mouthwashes. Our Oral Care business also includes pharmaceutical products for dentists and other oral health professionals.

We are a leader in many product categories of the Personal Care market with global leadership in liquid hand soap, which we sell under the Softsoap, Palmolive and Protex brands. Our Personal Care products also include Protex, Palmolive and Irish Spring bar soap, Palmolive, Sanex and Softsoap brand shower gels, Speed Stick, Sanex and Lady Speed Stick deodorants and antiperspirants, Filorga, eltaMD and PCA Skin skin health products and Palmolive and Caprice shampoos and conditioners. We are the market leader in liquid hand soap in the U.S. with our line of Softsoap brand products according to market share data. Our Personal Care business outside the U.S. also includes Palmolive and Caprice shampoos and conditioners.

We manufacture and market a wide array of products for the Home Care market, including Palmolive, and Ajax dishwashing liquids and Fabuloso, Murphy’s Oil Soap and Ajax household cleaners. We are a market leader in fabric conditioners with leading brands, including Suavitel in Latin America, Soupline in Europe and Cuddly in the South Pacific, according to market share data.

Through our Hill’s Pet Nutrition segment (“Hill’s” or “Pet Nutrition”), we are a world leader in specialty pet nutrition products for dogs and cats with products marketed in over 80 countries and territories worldwide. Hill’s markets pet foods primarily under two brands. Hill’s Science Diet, which is called Hill’s Science Plan in Europe, is a range of products for everyday nutritional needs. Hill’s Prescription Diet is a range of therapeutic products to help nutritionally manage disease conditions in dogs and cats.

If you want to find more information about our company, please see the filings that we incorporate by reference in this prospectus. See the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in this prospectus.

RISK FACTORS

Investing in the debt securities to be offered pursuant to this prospectus involves certain risks. For a discussion of the factors you should carefully consider before deciding to purchase any securities that may be offered, please read “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, as well as those risk factors that may be included in the applicable prospectus supplement and other information included or incorporated by reference in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the debt securities for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General

We will offer the debt securities described in this prospectus from time to time in one or more distinct series for an aggregate initial public offering price in U.S. dollars or in foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of offering, as we shall designate at the time of offering.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture, dated as of November 15, 1992, as supplemented from time to time, between our company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following summaries of material provisions of the debt securities and of the indenture are not complete and are subject to, and qualified in their entirety by reference to, the provisions of the indenture, including the definitions of terms.

The indenture does not limit the amount of debt, secured or unsecured, which we may issue. The debt securities offered by this prospectus are unsecured and rank equally with our other unsecured and unsubordinated indebtedness.

Terms of the Debt Securities

We may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. We may issue debt securities upon the satisfaction of conditions, including the delivery to the trustee of a supplemental indenture, or a resolution of our Board of Directors or a committee of our Board of Directors, or a certificate of our officers who have been authorized by our Board of Directors to take that kind of action, which fixes or establishes the terms of the debt securities being issued. Any supplemental indenture, resolution or officer’s certificate approving the issuance of any issue of debt securities will include the following terms of that issue of debt securities:

•	the aggregate principal amount;

•	the stated maturity date;

•	the date or dates on which we will pay principal, if other than at maturity, or the method we will use to determine these dates;

•	whether and how the principal amount will be determined, whether by reference to an index, formula or other method;

•	the rate or rates (or manner of calculating the rate or rates) at which the debt securities will bear interest, if any, and the date or dates from which any interest will accrue;

•	the interest payment dates and regular record dates for any interest payable;

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if in addition to or other than the Borough of Manhattan, The City of New York, the place or places where the principal (and premium, if any) and interest, if any, will be payable, and where the debt securities may be delivered for registration, transfer or exchange;

•	any provisions for redemption of the debt securities, the redemption price or prices and any remarketing arrangements;

•	any mandatory redemption or sinking fund or analogous provisions;

•	whether the debt securities are denominated or payable in United States dollars or in one or more currencies or units of two or more currencies;

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the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and/or to the offer, sale and delivery of the debt securities in either form;

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whether and under what circumstances we will pay additional amounts under any debt securities held by a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether we have the option to redeem the affected debt securities rather than pay any such additional amounts;

•	whether the debt securities are to be issued in global form and if so, the depositary for the global securities;

•	the title of the debt securities and the series of which the debt securities are a part;

•	the minimum denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

•	any additional covenants or events of default applicable to our company; and

•	any other terms of the debt securities which are not inconsistent with the provisions of the indenture.

Please see the applicable prospectus supplement for the terms of the specific debt securities being offered.

Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

The provisions of the indenture permit us, without the consent of the holders of any debt securities, to issue additional debt securities with terms different from those of debt securities previously issued and to reopen a previous series of debt securities and issue additional debt securities of that series.

The indenture does not contain any provisions which would provide protection to holders of debt securities against a sudden and dramatic decline in credit quality resulting from a takeover, a recapitalization or other highly leveraged transaction involving Colgate.

We will pay or deliver principal and any premium, additional amounts and interest in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Holders may present debt securities for exchange, and registered debt securities for transfer or exchange, in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the prospectus supplement. Holders may transfer debt securities in bearer form for registered debt securities by delivering the bearer debt securities and related coupons, if any, to the office or agency of the registrar for that series of debt securities. If any series of debt securities is issued in global form, the prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any global debt security may exchange those interests for definitive debt securities of that same series and of like tenor and principal amount, in any authorized form and denomination. There will be no service charge for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange other than certain exchanges not involving any transfer.

Merger and Consolidation

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

•	the resulting corporation, if other than Colgate, is a corporation organized and existing under the laws of the United States of America or any U.S. state or the District of Columbia and assumes all of our obligations to:

1.	pay or deliver the principal of or any premium, interest or additional amounts on the debt securities; and

2.	perform and observe all of our other obligations under the indenture, and

•	we or any successor corporation, as the case may be, are not, immediately after any such consolidation, merger or sale of assets, in default under the indenture.

Modification and Waiver

We and the trustee may, without the consent of holders, modify provisions of the indenture for specified purposes, including, among other things, curing ambiguities and correcting inconsistencies. We and the trustee may modify and amend other provisions of the indenture with the consent of holders of at least a majority in principal amount of each series of debt securities affected. However, the consent of each holder of any debt security affected must be obtained if the amendment or modification:

•	changes the stated maturity of the principal of, or any premium or installment of interest or additional amounts on, any debt security;

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reduces the principal amount due and payable at maturity or upon acceleration of maturity of, or the rate of interest or additional amounts payable on, or any premium payable on redemption or otherwise on, any debt security;

•	adversely affects any right of repayment at the option of the holders;

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changes the place of delivery of, or currency of, the payment of principal or any premium, interest or additional amounts on any debt security or impairs the right to institute suit for the enforcement of any such payment or delivery;

•	reduces the percentage in principal amount or aggregate issue price of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend the indenture; or

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modifies the foregoing requirements or reduces the percentage to less than a majority in principal amount of outstanding debt securities necessary to waive certain past defaults by Colgate under the indenture.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the indenture and waive our compliance with certain provisions of the indenture, except as described under “—Events of Default.”

Events of Default

Except as otherwise provided in the applicable prospectus supplement, each of the following constitutes an event of default with respect to each series of debt securities issued under the indenture:

•	default in the payment of any interest or additional amounts when due and continuing for 30 days;

•	default in the payment of any principal or premium when due and payable at maturity;

•	default in the payment of any sinking fund payment when due;

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default in the performance, or breach, of any other obligation of ours under the indenture, or under provisions of a series of debt securities that are applicable to all series of debt securities, and continuance of the default for 60 days after we are given written notice of the default as provided in the indenture;

•	specified events of bankruptcy, insolvency or reorganization of Colgate; and

•	any other event of default with respect to debt securities of that series.

If an event of default occurs and is continuing for any series of debt securities, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal of all the debt securities of that series, or any lesser amount provided for in the debt securities of that series, due and payable immediately. At any time after such a declaration of acceleration with respect to the debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series by written notice may rescind any declaration of acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all other events of default have been remedied or waived.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

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in respect of an obligation of ours contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each holder of outstanding debt securities affected.

The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that the direction is not in conflict with any rule of law, the indenture or the debt securities of that series. The trustee must, within 90 days after a default occurs notify the holders of the applicable series of debt securities of the default, unless the default is cured or waived. The trustee may withhold notice of default, except default in payment of principal, any premium, interest or sinking fund payment, if it determines that it is in the interest of the holders to do so. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

Unless otherwise stated in the prospectus supplement, any series of debt securities issued under the indenture will not have the benefit of any cross-default provisions with other indebtedness of our company.

We will be required to furnish to the trustee annually a statement as to our performance of all of our obligations and conditions under the indenture.

Limitations Upon Liens

The debt securities will not be secured by any mortgage, pledge or other lien. Unless a prospectus supplement with respect to a particular series of debt securities states otherwise, the covenants described below will apply to each series of debt securities.

We covenant in the indenture not to create or suffer to exist, or permit any of our Principal Domestic Subsidiaries to create or suffer to exist, any Lien on any Restricted Property, whether owned on the date of the indenture or thereafter acquired, without making effective provision (and we covenant and agree in the indenture that we will make or cause to be made effective provision) whereby the debt securities shall be directly secured by such Lien equally and ratably with (or prior

to) all other indebtedness secured by such Lien as long as such other indebtedness shall be so secured; provided, however, that there shall be excluded from the foregoing restrictions:

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Liens securing Debt not exceeding $10,000,000 which are existing on the date of the indenture on Restricted Property; and, if any property owned or leased as of the date of the indenture by us or one of our Principal Domestic Subsidiaries at any time thereafter becomes a Principal Domestic Manufacturing Property, any Liens existing on the date of the indenture on such property securing the Debt secured or evidenced thereby on the date of the indenture;

•	Liens on Restricted Property of a Principal Domestic Subsidiary as a security for Debt of such Subsidiary to us or to another Principal Domestic Subsidiary;

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in the case of any corporation which becomes a Principal Domestic Subsidiary after the date of the indenture, Liens on Restricted Property of such Principal Domestic Subsidiary which are in existence at the time it becomes a Principal Domestic Subsidiary and which were not incurred in contemplation of it becoming a Principal Domestic Subsidiary;

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any Lien existing prior to the time of acquisition of any Principal Domestic Manufacturing Property acquired by us or one of our Principal Domestic Subsidiaries after the date of the indenture through purchase, merger, consolidation or otherwise;

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any Lien on any Principal Domestic Manufacturing Property (other than a Major Domestic Manufacturing Property) acquired or constructed by our company or a Principal Domestic Subsidiary after the date of the indenture which is placed on such Property at the time of or within 180 days after the acquisition thereof or prior to, at the time of or within 180 days after completion of construction thereof to secure all or a portion of the price of such acquisition or construction or funds borrowed to pay all or a portion of the price of such acquisition or construction;

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extensions, renewals or replacements of any Lien referred to in the first, third, fourth or fifth bullet points above to the extent that the principal amount of the Debt secured or evidenced thereby is not increased, provided that the Lien is not extended to any other Restricted Property;

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Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, vendors’ and landlords’ liens, and liens arising out of judgments or awards against us or any of our Principal Domestic Subsidiaries with respect to which we or such Subsidiary at the time shall currently be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

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Liens securing the payment of taxes, assessments and governmental charges or levies, either (1) not delinquent or (2) being contested in good faith by appropriate legal or administrative proceedings and as to which we or a Principal Domestic Subsidiary, as the case may be, to the extent required by generally accepted accounting principles applied on a consistent basis, shall have set aside on its books adequate reserves;

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minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes and zoning or other restrictions as to the use of any Principal Domestic

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Manufacturing Property, which exceptions, encumbrances, easements, reservations, rights and restrictions do not, in our opinion, in the aggregate materially detract from the value of such Principal Domestic Manufacturing Property or materially impair its use in the operation of our business and that of our Principal Domestic Subsidiaries; and

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any Lien on Restricted Property not referred to above if, at the time such Lien is created, incurred, assumed or suffered to be created, incurred or assumed, and after giving effect thereto and to the Debt secured or evidenced thereby, the aggregate amount of all our outstanding Debt together with that of our Principal Domestic Subsidiaries secured or evidenced by Liens on Restricted Property which are not referred to above and which do not equally and ratably secure the debt securities, shall not exceed 15% of Consolidated Net Tangible Assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of ours and our consolidated subsidiaries, all as set forth on the most recent balance sheet of ours and our consolidated subsidiaries prepared in accordance with generally accepted accounting principles as practiced in the United States.

“Debt” means (1) indebtedness for borrowed money, (2) obligations evidenced by bonds, debentures, notes or other similar instruments, (3) obligations to pay the deferred purchase price of property or services (other than accounts payable in the ordinary course of business), (4) obligations as a lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (5) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (1) through (4) above.

“Domestic Subsidiary” means any Subsidiary a majority of the business of which is conducted within the United States of America, or a majority of the properties and assets of which are located within the United States of America, except any Subsidiary whose assets consist substantially of the securities of Subsidiaries which are not Domestic Subsidiaries.

“Instruments” of any corporation means and includes (1) all capital stock of all classes of and all other equity interests in such corporation and all rights, options or warrants to acquire the same, and (2) all promissory notes, debentures, bonds and other evidences of Debt of such corporation.

“Lien” means any mortgage, lien, pledge, security interest, encumbrance or charge of any kind, any conditional sale or other title retention agreement or any lease in the nature thereof, provided that the term “Lien” shall not include any lease involved in a sale and lease-back transaction.

“Major Domestic Manufacturing Property” means any Principal Domestic Manufacturing Property the net depreciated book value of which on the date as of which the determination is made exceeds 3% of the Consolidated Net Tangible Assets.

“Principal Domestic Manufacturing Property” means any building, structure or facility (including the land on which it is located and the improvements and fixtures constituting a part thereof) used primarily for manufacturing or processing which is owned or leased by us or any of our Subsidiaries, is located in the United States of America and the net depreciated book value of which on the date as of which the determination is made exceeds 1% of Consolidated Net Tangible Assets, except any such building, structure or facility which our Board of Directors by resolution declares is not of material importance to the total business conducted by us and our Subsidiaries as an entirety.

“Principal Domestic Subsidiary” means (1) each Subsidiary which owns or leases a Principal Domestic Manufacturing Property, (2) each Domestic Subsidiary the consolidated net worth of which exceeds 3% of Consolidated Net Tangible Assets (as set forth in the most recent financial statements delivered pursuant to the indenture) and (3) each Domestic Subsidiary of each Subsidiary referred to in the foregoing clause (1) or (2) except any such Subsidiary the accounts receivable and inventories of which have an aggregate net book value of less than $5,000,000.

“Restricted Property” means and includes (1) all Principal Domestic Manufacturing Properties, (2) all Instruments of all Principal Domestic Subsidiaries and (3) all inventories and accounts receivable of ours and our Principal Domestic Subsidiaries.

“Subsidiary” means any Corporation of which at the time of determination we or one or more of our Subsidiaries owns or controls directly or indirectly more than 50% of the shares of Voting Stock.

“Voting Stock” means stock of a Corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Corporation, provided that, for this purpose, stock which carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened.

Other capitalized terms used but not defined in this prospectus shall have the meaning given those terms in the indenture.

Legal Defeasance and Covenant Defeasance

We at any time may terminate as to a series of debt securities all of our obligations (except for certain obligations regarding the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and any related coupons and to maintain agencies with respect to the debt securities) arising under the indenture and the debt securities and coupons of that series. This option of ours is called a “legal defeasance.” We at any time may terminate as to a series of debt securities, among other obligations, our obligations arising under the covenant described under “Limitations Upon Liens” above. This option of ours is called a “covenant defeasance.”

We may exercise our legal defeasance option with respect to a series of debt securities even if we have previously exercised our covenant defeasance option in regard to that series of debt securities. If we exercise our legal defeasance option with respect to a series of debt securities, that series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option with respect to a series of debt securities, that series may not be accelerated on the basis of breaches of the defeased covenant.

To exercise either option as to a series of debt securities, we must deposit in trust with the trustee cash or United States government obligations sufficient to pay the principal of, premium, if any, and interest on the debt securities of that series at their maturity or redemption and must comply with other specified conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition for United States Federal income tax purposes of any gain or loss to holders of the series of debt securities. The opinion of tax counsel, in the case of legal defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the indenture.

Concerning the Trustee

The Bank of New York Mellon serves as trustee under the Indenture and is the security registrar and paying agent with respect to the debt securities. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us; provided, however, that if the trustee acquires any conflicting interest it must eliminate such conflict or resign.

The trustee’s principal corporate trust office is located at 101 Barclay Street, New York, New York 10286. We have banking relationships with The Bank of New York Mellon and certain of its affiliates.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell debt securities:

•	to the public through underwriters acting individually or through a group of underwriters which may be managed or co-managed by one or more underwriters designated by us,

•	through agents or dealers,

•	directly to one or more other purchasers, or

•	by any combination of these methods of sale.

The prospectus supplement with respect to the particular series of debt securities being offered will describe the terms of the offering of that series, including the name or names of any agents or underwriters, the public offering or purchase price, the proceeds to us from the offering, any discounts and commissions to be allowed or paid to the agents or underwriters, all other items constituting underwriting compensation, any discounts and commissions to be allowed or paid to dealers, any initial public offering price and any exchanges on which the debt securities may be listed. Underwriters, dealers and agents that participate in the distribution of the debt securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended.

Under certain circumstances, we may repurchase debt securities and reoffer them to the public as set forth above. We may also arrange for repurchases and resales of the debt securities by dealers.

No particular offering of debt securities will have an established trading market when issued. Unless specified in the applicable prospectus supplement, we will not list the debt securities on any securities exchange. The underwriters may from time to time purchase and sell debt securities in the secondary market, but they are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. In addition, the underwriters may discontinue any market-making activity at any time.

To facilitate a debt securities offering, any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Over-allotment involves sales in excess of the offering size, which creates a short position.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue those activities at any time.

If so indicated in the prospectus supplement, we will authorize underwriters to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless we otherwise agree, the aggregate principal amount of debt securities sold pursuant to the contracts shall not be more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the debt securities covered under any such contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

We have agreed to indemnify the agents and the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the agents or the underwriters may be required to make in connection with those liabilities. Agents, underwriters and dealers may be customers of ours, engage in transactions with us, or perform services for us in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet on the SEC’s website at http://www.sec.gov and on our website at http://www.colgatepalmolive.com. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol, “CL.” You may also inspect the information we file with the SEC at the NYSE’s offices at 11 Wall Street, New York, New York 10005. Information about us is also available at our website at www.colgatepalmolive.com. However, the information on our website is not a part of this prospectus.

We have filed this registration statement on Form S-3 with the SEC covering the debt securities. For further information on us and the debt securities, you should refer to our registration statement and its exhibits. This prospectus summarizes certain provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this prospectus and previously incorporated information.

We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934, as amended (except that we do not incorporate by reference any portion of a document that is deemed, under SEC rules, to have been furnished and not filed):

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	All information in our proxy statement filed on March 25, 2020, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020; and

•	Current Reports on Form 8-K filed March 11, 2020, May 14, 2020 and October 30, 2020 (solely with respect to the information set forth in Item 5.02 thereof).

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

•	all documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting (other than information in the documents that is deemed to have been furnished and not filed).

You should rely only on information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus issued or authorized by us. Neither we nor any agent or underwriter acting on our behalf has authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any agent or underwriter acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits that are not specifically incorporated by reference therein), at no cost, by contacting us at the following address: Investor Relations, Colgate-Palmolive Company, 300 Park Avenue, New York, New York 10022-7499, Telephone: (212) 310-2000, E-mail: Investor_Relations@colpal.com.

VALIDITY OF THE DEBT SECURITIES

The validity of the debt securities will be passed upon for us by Hogan Lovells US LLP, Washington, District of Columbia and for any underwriters, dealers or agents by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

€500,000,000

0.300% Senior Notes due 2029

PROSPECTUS SUPPLEMENT
November 3, 2021

Joint Book-Running Managers

Citigroup Global Markets Limited
Lead Sustainability Structuring Advisor

Banco Bilbao Vizcaya Argentaria, S.A.
Co-Sustainability Structuring Advisor

Co-Managers

ANZ Securities
Barclays
BNP PARIBAS
BNY Mellon Capital Markets, LLC
BofA Securities
Goldman Sachs & Co. LLC
HSBC
ICBC Standard Bank
J.P. Morgan
Morgan Stanley
Santander
US Bancorp
Wells Fargo Securities
CastleOak Securities, L.P.
Siebert Williams Shank